Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYTOMX THERAPEUTICS, INC.

(a Delaware corporation)

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

CytomX Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The name of this corporation is CytomX Therapeutics, Inc. (the “Company”).

2. The date of filing of the Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 16, 2010 under the name Cytomx Therapeutics, Inc. Thereafter, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 22, 2010. Thereafter, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 26, 2012. Thereafter, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 22, 2014. Thereafter, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 11, 2015. Thereafter, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 2, 2015. Thereafter, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 13, 2015 (this “Restated Certificate”).

3. Article Four, Section (A) of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares that the Company is authorized to issue is 160,000,000 shares, 150,000,000 shares of which shall be Common Stock (the “Common Stock”), and 10,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.00001 per share and the Preferred Stock shall have a par value of $0.00001 per share.”

4. This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly adopted by the Company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, CytomX Therapeutics, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 23rd day of June, 2020.

CYTOMX THERAPEUTICS, INC.

/s/ Lloyd Rowland
Lloyd Rowland, General Counsel, Chief Compliance Officer and Secretary

[SIGNATURE PAGE TO

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CYTOMX THERAPEUTICS, INC.]